Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY

ANNOUNCES MANAGEMENT CHANGE

Geyserville, CA. January 26, 2009 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that John Cirrincione has been appointed acting General Manager of the River Rock Casino, effective immediately. Mr. Cirrincione will be replacing Shawn Smyth, who has left that position and as Chief Executive Officer of the Authority to pursue other interests.

Harvey Hopkins, Chairman of the Dry Creek Rancheria Band of Pomo Indians, and Betty Arterberry, Chairperson of the Board of the Authority, commented, “We are pleased to announce John’s appointment as acting General Manager. We look forward to utilizing John’s extensive gaming experience to help us grow our business and develop a world class facility.”

John Cirrincione, a 20-year industry veteran, joined the Company and was named Chief Operational Officer in October of 2008. Prior to joining the Authority, he was the General Manager of Downstream Casino Resort, a high-end casino facility with 2,000 slots, 45 games, 5 restaurants, 226 hotel rooms and a 36 hole golf course in Quapaw, OK. Prior to that Mr. Cirrincione was General Manager for Gila River Casino in Chandler, AZ which has 2,150 slots and 80 table games. He also previously held various operational positions at Thunder Valley Casino in California, Sand Regency Casino Hotel, Atlantis Casino Resort, Silver Club Hotel Casino, John Ascuaga’s Nugget in Nevada and Mystic Lake Casino Hotel in Minnesota.

Ms. Arterberry continued, “Shawn has been instrumental in the development and expansion of the River Rock Casino. We appreciate his many contributions and wish him well in his future endeavors.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe. The Tribe has 947 enrolled members and approximately 75-acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a 62,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco. River Rock Casino features 35,500 square feet of gaming space containing 1,570 slot and video poker machines, 22 table games, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

ICR, Inc.

203-682-8200